                                                                    EXHIBIT 12.2

                              POST PROPERTIES, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                              Nine Months
                                          Ended September 30,                       Year Ended December 31,
                                          -------------------  -----------------------------------------------------------------
                                            2000       1999      1999           1998          1997          1996          1995
                                          --------   --------  ---------      --------      --------      --------      --------
Pre-tax income (loss) from
continuing operations                     $ 83,904   $ 78,448  $ 104,975 (1)  $ 88,950 (1)  $ 54,947 (1)  $ 43,469 (1)  $ 29,988 (1)
Minority interest in the income of
subsidiary with fixed charges               14,099      9,870     14,449        11,511        11,131         9,984         8,429
                                          --------   --------  ---------      --------      --------      --------      --------
                                            98,003     88,318    119,424       100,461        66,078        53,453        38,417
                                          --------   --------  ---------      --------      --------      --------      --------

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                     55,742     39,898     56,105        48,189        35,205        27,916        29,714
    Rentals - 33.34%  (2)                    2,106      1,799      2,385         2,220         1,686           939           405
    Preferred dividends required of
    consolidated subsidiaries                4,200        435      1,851
                                          --------   --------  ---------      --------      --------      --------      --------
        Total fixed charges                 62,048     42,132     60,341        50,409        36,891        28,855        30,119
                                          --------   --------  ---------      --------      --------      --------      --------

Preferred stock dividends                    8,907      8,907     11,875        11,473         4,907         1,063            --
                                          --------   --------  ---------      --------      --------      --------      --------

Earnings before income taxes,
    minority interest and fixed charges    160,051    130,450    179,765       150,870       102,969        82,308        68,536
Adjustment for capitalized interest        (18,992)   (14,710)   (21,417)      (15,707)       (9,567)       (4,443)       (5,653)
    Preferred dividends required of
    consolidated subsidiaries               (4,200)      (435)     (1,851)
                                          --------   --------  ---------      --------      --------      --------      --------
       Total earnings                     $136,859   $115,305  $ 156,497      $135,163      $ 93,402      $ 77,865      $ 62,883
                                          ========   ========  =========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES             1.9        2.3        2.2           2.2           2.2           2.6           2.1
    AND PREFERRED DIVIDENDS (3)           ========   ========  =========      ========      ========      ========      ========



(1) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.4, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.
(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.
(3) Calculated as total earnings plus preferred stock dividends divided by the sum of total fixed charges plus preferred stock dividends.